Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS FIRST QUARTER 2018 RESULTS
1Q 2018 GAAP diluted EPS of $0.91;1Q 2018 C&I adjusted EPS of $1.18

Evansville, IN, May 2, 2018 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $168 million and net income of $124 million for the first quarter of 2018, compared to $57 million and $33 million, respectively, in the prior year quarter. Earnings per diluted share were $0.91 in the first quarter of 2018, compared to $0.25 in the prior year quarter.

“Our first quarter 2018 financial performance reflected continued strength across all key fundamental drivers of our business,” said Jay Levine, President and CEO of OneMain Holdings, Inc. “We continued to grow finance receivables in a disciplined manner, prioritizing secured lending and appropriate risk-adjusted returns. In addition, credit performance remained strong and we continued to drive improvements in operating leverage. We are very well-positioned to achieve our 2018 strategic priorities.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $211 million and adjusted net income of $160 million for the first quarter of 2018, compared to $163 million and $103 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.18 for the first quarter of 2018, compared to $0.76 in the prior year quarter.

Originations totaled $2.5 billion in the first quarter of 2018, up 40% from $1.8 billion in the prior year quarter. The percentage of secured originations was 44% in the first quarter of 2018, down from 48% in the prior year quarter.

Ending net finance receivables reached $14.9 billion at March 31, 2018, up 13% from $13.2 billion in the prior year quarter. Average net finance receivables were $14.9 billion in the first quarter of 2018, up 12% from $13.3 billion in the prior year quarter.

Secured receivables represented 43% of ending net finance receivables at March 31, 2018, up from 37% in the prior year quarter.

Interest income in the first quarter of 2018 was $873 million, up from $798 million in the prior year quarter, largely reflecting the impact of higher average receivables.

Yield was 23.8% in the first quarter of 2018, down from 24.4% in the prior year quarter, as an increasing mix of lower yielding Direct Auto loans was partially offset by ongoing pricing initiatives.

Provision for loan losses was $258 million in the first quarter of 2018, up from $239 million in the prior year quarter.

The 30-89 day delinquency ratio was 2.1% at March 31, 2018, down from 2.4% at December 31, 2017 and 2.2% at March 31, 2017.

The 90+ day delinquency ratio was 2.3% at March 31, 2018, consistent with 2.3% at both December 31, 2017 and March 31, 2017.

The net charge-off ratio was 7.2% in the first quarter of 2018, up from 6.4% in the fourth quarter of 2017, and down from 8.5% in the prior year quarter.

Acquisitions and Servicing Segment (“A&S”)

A&S generated adjusted pretax income of $1 million in the first quarter of 2018, consistent with $1 million of adjusted pretax income in the prior year quarter.

Other

During the first quarter of 2018, Other generated an adjusted pretax loss of $10 million, compared to an adjusted pretax loss of $7 million in the prior year quarter.

Funding, Capital and Liquidity

During the quarter ended March 31, 2018, the company issued $1.25 billion of unsecured debt at a cost of funds of 6.875%. In addition, the company issued $950 million of ABS, net of risk retention, at an average cost of funds of 3.74%. The company also redeemed $700 million of its outstanding 6.75% senior notes due 2019. At period end, the company had principal debt balances outstanding of $16.3 billion, 56% of which was secured and 44% of which was unsecured. On April 18, 2018, the company redeemed $400 million of its outstanding 7.25% senior notes due 2021.

As of March 31, 2018, the company had $1.8 billion of cash and cash equivalents, which included $201 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that is unavailable for general corporate purposes. The company had undrawn revolving conduit facilities of $4.9 billion and $4.8 billion of unencumbered consumer loans at March 31, 2018.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves, and acquisition costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net gain (loss) on sale of personal and real estate loans, net gain on sale of SpringCastle interests, SpringCastle transaction costs, losses resulting from repurchases and repayments of debt, debt refinance costs, net loss on liquidation of our United Kingdom subsidiary, and income attributable to non-controlling interests. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our first quarter 2018 results and other general matters at 8:00 am Eastern Time on Thursday, May 3, 2018. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 1293017, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 1293017, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through August 4, 2018. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information, as well as information regarding business and segment trends, see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (https://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies; any litigation, fines or penalties that could arise relating to the OneMain Acquisition or the Apollo Transaction; the impact of the Apollo Transaction on our relationships with employees and third parties; various risks relating to our continued compliance with the previously disclosed Settlement Agreement with the U.S. Department of Justice; changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment; levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, cyber-attacks or other security breaches, or other events disrupting business or commerce; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay; changes in our ability to attract and retain employees or key executives to support our businesses; changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; the inability to successfully implement our growth strategy for our consumer lending business as well as various risks associated with successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the enactment of Public Law 115-97 amending the Internal Revenue Code of 1986; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the impacts of our securitizations and borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; changes in accounting principles and policies or changes in accounting estimates; effects of the acquisition of Fortress Investment Group LLC by an affiliate of SoftBank Group Corp.; effects, if any, of the contemplated acquisition by an investor group of shares of our common stock beneficially owned by Fortress Investment Group LLC and its affiliates; any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time. The foregoing list of factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements does not purport to be complete and new factors, risks and uncertainties may arise in the future that are impossible for us to currently predict.

OneMain Holdings, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended
(unaudited, $ in millions, expect per share amounts)	3/31/18	12/31/17	3/31/17

Finance charges	$859	$854	$756
Finance receivables held for sale originated as held for investment	3	3	3
Total interest income	862	857	759

Interest expense	(200)	(204)	(202)
Provision for finance receivable losses	(254)	(231)	(245)
Net interest income after provision for finance receivable losses	408	422	312

Other revenues:
Insurance	105	106	103
Investment	13	15	19
Other	19	25	19
Total other revenues	137	146	141

Other expenses:
Operating expenses:
Salaries and benefits	(194)	(195)	(186)
Acquisition-related transaction and integration expenses	(10)	(10)	(23)
Other operating expenses	(128)	(131)	(142)
Insurance policy benefits and claims	(45)	(45)	(45)
Total other expenses	(377)	(381)	(396)
Income before income taxes	168	187	57
Income tax expense (1)	(44)	(148)	(24)
Net income	$124	$39	$33

Weighted average number of Diluted Shares	135.9	135.9	135.6
GAAP Diluted EPS	$0.91	$0.29	$0.25

(1) Includes one-time after-tax impact of tax reform in 4Q17 of $81 million.

OneMain Holdings, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017

Cash and cash equivalents	$1,807	$987	$787
Investment securities	1,706	1,697	1,755
Net finance receivables:
Personal loans	14,858	14,823	13,240
Other receivables (1)	129	134	148
Net finance receivables	14,987	14,957	13,388
Unearned insurance premium and claim reserves	(585)	(590)	(558)
Allowance for finance receivable losses	(689)	(697)	(666)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	13,713	13,670	12,164
Finance receivables held for sale	126	132	148
Restricted cash and restricted cash equivalents	679	498	558
Goodwill	1,422	1,422	1,422
Other intangible assets	428	440	477
Other assets	586	587	662
Total assets	$20,467	$19,433	$17,973

Long-term debt	$15,898	$15,050	$13,679
Insurance claims and policyholder liabilities	728	737	749
Deferred and accrued taxes	72	45	8
Other liabilities	387	323	432
Total liabilities	17,085	16,155	14,868

Common stock	1	1	1
Additional paid-in capital	1,563	1,560	1,550
Accumulated other comprehensive income (loss)	(12)	11	(2)
Retained earnings	1,830	1,706	1,556
Total shareholders’ equity	3,382	3,278	3,105
Total liabilities and shareholders’ equity	$20,467	$19,433	$17,973

(1) Other Receivables consist of Real Estate and Retail Sales Finance, which were reported separately in prior periods.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017
Loans:
Non-TDR Net Finance Receivables	$14,582	$14,590	$13,178
TDR Net Finance Receivables	405	367	210
Total Net Finance Receivables	$14,987	$14,957	$13,388

Average Net Receivables	$14,986	$14,738	$13,513
Origination Volume	2,540	3,133	1,812

Allowance:
Non-TDR Allowance	$524	$550	$582
TDR Allowance	165	147	84
Total Allowance	$689	$697	$666

Non-TDR Allowance Ratio	3.6%	3.8%	4.4%
TDR Allowance Ratio	40.7%	39.9%	40.2%
Total Allowance Ratio	4.6%	4.7%	5.0%

Gross Charge-Off	$290	$256	$297
Recoveries	(28)	(24)	(29)
Net Charge-Off	$262	$232	$268

Gross Charge-Off Ratio	7.9%	6.9%	8.9%
Recoveries	(0.8)%	(0.7)%	(0.9)%
Net Charge-Off Ratio	7.1%	6.2%	8.0%

Delinquency:
30-89 Delinquency	$317	$372	$296
30+ Delinquency	671	729	625
60+ Delinquency	490	517	453
90+ Delinquency	354	357	329

30-89 Delinquency Ratio	2.1%	2.5%	2.2%
30+ Delinquency Ratio	4.5%	4.9%	4.7%
60+ Delinquency Ratio	3.3%	3.5%	3.4%
90+ Delinquency Ratio	2.4%	2.4%	2.5%

Note: Delinquency ratio is calculated as a percentage of net finance receivables.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017

Liquidity
Cash and cash equivalents	$1,807	$987	$787
Unencumbered assets (1)	4,829	5,007	4,088
Undrawn conduit facilities	4,900	5,050	4,640

Total Assets	$20,467	$19,433	$17,973
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(428)	(440)	(477)
Tangible Managed Assets	$18,617	$17,571	$16,074

Long-term debt	$15,898	$15,050	$13,679
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$15,726	$14,878	$13,507

Total Shareholders' Equity	$3,382	$3,278	$3,105
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(428)	(440)	(477)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$1,704	$1,588	$1,378

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	9.2x	9.4x	9.8x

Adjusted Tangible Common Equity to Tangible Managed Assets	9.2%	9.0%	8.6%

(1) Personal loans not pledged as collateral on existing securitizations.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES

	Quarter Ended

(unaudited, $ in millions)	3/31/18	12/31/17	3/31/17

Revenue (1)	25.5%	26.0%	25.3%
Net Charge-Off	(7.1)%	(6.2)%	(8.0)%
Risk Adjusted Margin	18.4%	19.8%	17.3%
Operating Expenses	(8.9)%	(9.1)%	(10.4)%
Unlevered RoR	9.5%	10.7%	6.9%
Interest Expense	(5.3)%	(5.5)%	(6.0)%
Income Tax Expense	(1.2)%	(4.0)%	(0.7)%
Return on Receivables (2)	3.3%	1.1%	1.0%

Note: All ratios are based on Consolidated GAAP results as a percentage of average net finance receivables held for investment.
(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Return on receivables includes the change in allowance impact, net of tax.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017

Finance charges	$873	$875	$798
Finance receivables held for sale	—	—	—
Total interest income	873	875	798

Interest expense	(194)	(195)	(186)
Provision for finance receivable losses	(258)	(245)	(239)
Net interest income after provision for finance receivable losses	421	435	373

Insurance	105	106	103
Investment	14	18	25
Other	14	14	10
Total other revenues	133	138	138

Operating expenses	(298)	(299)	(303)
Insurance policy benefits and claims	(45)	(45)	(45)
Total other expenses	(343)	(344)	(348)

Adjusted pretax income (non-GAAP)	211	229	163

Income taxes (1)	(51)	(85)	(60)

Adjusted net income (non-GAAP)	$160	$144	$103

Weighted average number of Diluted Shares	135.9	135.9	135.6
C&I Adjusted Diluted EPS (2)	$1.18	$1.06	$0.76

(1) Income taxes assume a 37% statutory tax rate for 2017 periods and 24% for 2018 periods.
(2) C&I adjusted diluted EPS is calculated as the adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - CREDIT METRICS (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017

Loans:
Non-TDR Net Finance Receivables	$14,370	$14,339	$12,758
TDR Net Finance Receivables	500	481	399
Total Net Finance Receivables	$14,870	$14,820	$13,157

Average Net Receivables	$14,860	$14,589	$13,261
Origination Volume	2,540	3,133	1,812

Allowance:
Non-TDR Allowance	$514	$533	$548
TDR Allowance	204	191	146
Total Allowance (1)	$718	$724	$694

Non-TDR Allowance Ratio	3.6%	3.7%	4.3%
TDR Allowance Ratio	40.8%	39.7%	36.6%
Total Allowance Ratio	4.8%	4.9%	5.3%

Gross Charge-Off	$297	$264	$313
Recoveries	(33)	(28)	(36)
Net Charge-Off	$264	$236	$277

Gross Charge-Off Ratio	8.1%	7.2%	9.6%
Recoveries	(0.9)%	(0.8)%	(1.1)%
Net Charge-Off Ratio	7.2%	6.4%	8.5%

Delinquency:
30-89 Delinquency	$310	$362	$284
30+ Delinquency	648	701	586
60+ Delinquency	473	496	422
90+ Delinquency	338	339	302

30-89 Delinquency Ratio	2.1%	2.4%	2.2%
30+ Delinquency Ratio	4.4%	4.7%	4.5%
60+ Delinquency Ratio	3.2%	3.4%	3.2%
90+ Delinquency Ratio	2.3%	2.3%	2.3%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All ratios are shown as a percentage of C&I average net finance receivables held for investment.

(1) For allowance for finance receivables loss reconciliation to GAAP, see page 16.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	3/31/18	12/31/17	3/31/17

Revenue (1)	25.9%	26.5%	26.8%
Net Charge-Off	(7.2)%	(6.4)%	(8.5)%
Risk Adjusted Margin	18.7%	20.1%	18.3%
Operating Expenses	(8.0)%	(8.2)%	(9.1)%
Unlevered RoR	10.7%	11.9%	9.2%
Interest Expense	(5.2)%	(5.3)%	(5.6)%
Provision for Income Taxes (2)	(1.4)%	(2.4)%	(1.4)%
Return on Receivables (3)	4.3%	4.0%	3.1%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables held for investment.
(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 37% statutory tax rate for 2017 and 24% for 2018.
(3) Return on receivables includes the change in allowance impact, net of tax.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017

Portfolio Servicing Fees from SpringCastle	$9	$10	$10
Other	—	—	2
Total Other Revenues	9	10	12
Operating Expenses	(8)	(10)	(11)
Total Other Expenses	(8)	(10)	(11)
Adjusted Pretax Income (non-GAAP)	$1	$—	$1

Note: Acquisitions & Servicing results are presented on an adjusted Segment Accounting Basis.

OneMain Holdings, Inc.
OTHER (Non-GAAP)
	Quarter Ended

(unaudited, $ in millions)	3/31/2018	12/31/2017	3/31/2017

Finance Charges	$3	$3	$4
Finance Receivables Held for Sale	2	2	2
Total Interest Income	5	5	6

Interest Expense	(5)	(5)	(6)
Provision for Finance Receivable Losses	2	—	(1)
Net Interest Income after Provision for finance receivable losses	2	—	(1)

Other	(2)	3	—
Total Other Revenues	(2)	3	—

Operating Expenses	(10)	(10)	(6)
Total Other Expenses	(10)	(10)	(6)

Adjusted Pretax Income (non-GAAP)	$(10)	$(7)	$(7)

Net Finance Receivables held for investment:
Personal Loans	$—	$—	$6
Other Receivables	136	142	158
Total Net Finance Receivables held for investment	$136	$142	$164

Net Finance Receivables held for sale	$133	$138	$151

Note: Other is presented on an adjusted Segment Accounting Basis. Effective 1Q17, Real Estate segment was combined with "Other." Effective 1Q18, Retail Sales Finance and Real Estate receivables were combined with "Other Receivables." Prior periods have been revised to conform to the new presentation.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	3/31/18	12/31/17	3/31/17

Consumer & Insurance	$174	$219	$142
Acquisitions & Servicing	1	—	1
Other	(10)	(7)	(13)
Segment to GAAP Adjustment	3	(25)	(73)
Income Before Income Taxes - GAAP basis	$168	$187	$57

Pretax Income - Segment Accounting Basis	$174	$219	$142
Net Loss on Repurchases and Repayments of Debt	27	—	1
Acquisition-Related Transaction and Integration Expenses	10	10	20
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$211	$229	$163

Pretax Income - Segment Accounting Basis	1	—	1
Adjustments	—	—	—
Acquisitions & Servicing Adjusted Pretax Income (non-GAAP)	$1	$—	$1

Pretax Loss - Segment Accounting Basis	$(10)	$(7)	$(13)
Acquisition-Related Transaction and Integration Expenses	—	—	6
Other Adjusted Pretax Loss (non-GAAP)	$(10)	$(7)	$(7)

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	3/31/18	12/31/17	3/31/17

Consumer & Insurance	$14,870	$14,820	$13,157
Acquisition & Servicing	—	—	—
Other	136	142	164
Segment to GAAP Adjustment	(19)	(5)	67
Net Finance Receivables Held for Investment - GAAP basis	$14,987	$14,957	$13,388

Consumer & Insurance	$718	$724	$694
Acquisition & Servicing	—	—	—
Other	32	35	30
Segment to GAAP Adjustment	(61)	(62)	(58)
Allowance for Finance Receivable Losses - GAAP basis	$689	$697	$666

Consumer & Insurance	$15,856	$14,974	$13,601
Acquisition & Servicing	—	—	—
Other	269	280	314
Segment to GAAP Adjustment	(227)	(204)	(236)
Long-Term Debt - GAAP basis	$15,898	$15,050	$13,679

OneMain Holdings, Inc.

Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.